SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – March 3, 2004

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 5.	Other Events and Required FD Disclosure

As previously announced, Lockheed Martin Corporation will webcast a presentation by Robert J. Stevens, President and Chief Operating Officer, at the Bear Stearns 2004 Commercial Aerospace & Defense Conference on Wednesday, March 3, 2004.

Mr. Stevens is expected to discuss, among other topics, Lockheed Martin’s:

•	Growing markets and diverse portfolio of programs

•	Ability to address growing government IT needs

•	Transformational military aircraft

•	Improving fundamentals in the Space business

•	Continued focus on financial performance

•	Strategic cash deployment objectives.

Mr. Stevens will highlight the Corporation’s strategic cash deployment objectives, including capital expenditures, share repurchases, dividends, debt reduction and acquisitions of businesses that complement core operations. Cash flow from operations amounted to $1.8 billion in 2003 and is expected to continue to be strong over the next two years.

Capital expenditures – Capital expenditures for property, plant and equipment amounted to $687 million in 2003. The Corporation expects capital expenditures to increase over the next 2 years.

Share repurchases and dividends – The Corporation opportunistically repurchased 11.7 million shares of common stock in 2003 and 2002. In February 2004, the board of directors authorized the purchase of up to an additional 20 million shares under the stock repurchase program. As a result of this increase, a total of 31.3 million shares may be repurchased in the future. In the fourth quarter of 2003, the Corporation increased its quarterly dividend rate from $0.12 per share to $0.22 per share.

During the next two years, management currently intends to deploy a majority of the cash generated from operations, after capital expenditures, to repurchase shares and pay dividends.

Debt Reduction – In 2003, the Corporation reduced and refinanced its long-term debt. Interest payments are expected to be less in 2004 compared to 2003 due to those actions. Scheduled debt maturities are $136 million in 2004 and $15 million in 2005. The Corporation currently does not anticipate any material early repayments of long-term debt over the next 2 years.

Mr. Stevens’ presentation will be webcast live from 9:55 to 10:40 am EST. An audio replay will be available on Lockheed Martin’s website. You can access the webcast at: http://www.lockheedmartin.com/investor.

SAFE HARBOR

NOTE: Statements in this Form 8-K, including the statements relating to projected future financial performance, cash flows, capital expenditures, dividends, share repurchases, debt and acquisitions, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as “expects,” “intends,” “anticipates,” “plans,” “may,” and other similar words. These statements are not guarantees of the Corporation’s future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation’s actual performance to differ materially. Forward-looking statements represent the Corporation’s estimates and assumptions only as of the date that they were made. The Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this press release to reflect the occurrence of subsequent events, changed circumstances or changes in the Corporation’s expectations.

In addition to the factors set forth in the Corporation’s 2002 Form 10-K and 2003 Form 10-Qs filed with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the Corporation’s forward-looking statements: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; the level of returns on pension and retirement plan assets; charges from any future FAS 142 impairment review; the potential future impact of proposed tax or employment benefit legislation; the competitive environment; economic business and political conditions domestically and internationally; program performance; the timing and customer acceptance of product deliveries; the completion and integration of proposed acquisitions or divestitures; the outcome of litigation and other contingencies (including environmental remediation efforts and costs). These are only some of the numerous factors that may affect the forward-looking statements contained in this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

/s/ Rajeev Bhalla

Rajeev Bhalla
Vice President and Controller

March 3, 2004